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                                             November 17, 2003



VIA EDGAR

EDGAR Operations Branch
Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                                  Met Investors Series Trust
                             -Registration Statement on Form N-1A
                                      File No. 333-48456
                                       CIK - 0001126087

Ladies and Gentlemen:

     Pursuant to Rule 485(b) under the Securities Act of 1933, as amended, enclosed for filing electronically is Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A of Met Investors Series Trust (the "Trust"). This filing reflects changes from the Prospectus and related Statement of Additional Information included in Post-Effective Amendment No. 11 to the Registration Statement filed by the Trust on August 28, 2003 in response to certain oral comments from Thu Ta of the Staff given on October 8, 2003. This filing also contains all required exhibits not previously filed.

     This letter summarizes the Staff's comments and the Trust's responses thereto. Changes, as applicable, have been made to the Prospectus and Statement of Additional Information.

         Prospectus

     1. Comment: In Portfolio Summary discussion of risk, disclose that loss of money is a risk of investing in the Portfolios.

          Response: The requested disclosure has been added to the Investment Summary.

     2. Comment: Fee and Expense Tables - note that only "Other Expenses" should be estimated.

          Response: For a new portfolio, fees and expenses for a period that has not been completed can only be estimated. Even the management fee is an estimate since a Master Fund's management fee could change because of reaching certain breakpoints. Therefore, it is respectfully submitted that the disclosure should not change.

     3. Comment: In footnote 1 to the Growth-Income fee and expense table, total expenses after waiver should be 0.90%, not 0.91%.

          Response: The disclosure has been changed to 0.90%.

     4. Comment: In the expense examples, disclose that the examples do not reflect expenses at the contract level and if such expenses were reflected, the expense figures would be higher.

          Response: The requested disclosure has been added to the introductory paragraph to each set of examples.

     5. Comment: Page 25 - Management - Explain more fully the circumstances under which the Manager would withdraw a feeder fund's investment in a master fund - e.g. change of investment objectives, style draft, poor performance.

          Response: The requested disclosure has been added.

     6. Comment: Performance of Master Funds - must also present 10 year bar chart with performance adjusted to reflect expenses of the feeder funds. Also, the average annual return tables must reflect the performance of each class of shares described in the prospectus.

          Response: The presentation of performance history has been amended as requested for each Master Fund. Hypothetical Portfolio performance history is shown based on the performance of the applicable Master Fund as adjusted to reflect the Portfolio's expenses.

     7. Comment: Page 33 - Purchase and Redemption of Shares - clarify that statements regarding 12b-1 fees apply to both master and feeder funds.

          Response: Disclosure regarding the Trust's Distribution Plans and Rule 12b-1 fees, which was inadvertently omitted from Post-Effective Amendment No. 11, has been added to "Management-Distribution Plans." In addition, the disclosure in "Purchase and Redemption of Shares" has been clarified as requested.

     8. Comment: Clarify that orders for shares receive the next calculated NAV after the order is placed.

          Response: The current disclosure in "Sales and Purchases of Shares - Purchase and Redemption of Shares" has been amended as requested.

     9. Comment: If master fund will hold foreign securities, disclose that the fund's NAV may change on days when the fund is not opened for business and shareholders cannot purchase or redeem shares.

          Response: The requested disclosure has been added to "Sales and Purchases of Shares - Valuation of Shares."

         Statement of Additional Information

     1. Comment: Share ownership information for officers and directors should be as of 12/31/02, not 8/31/03.

          Response: The requested disclosure change has been made.

     The undersigned was responsible for the preparation and review of Post-Effective Amendment No. 12 and is of the opinion that Post-Effective Amendment No. 12 does not contain disclosure that would render it ineligible to become effective pursuant to Rule 485(b) and that no material events requiring disclosure in the Prospectus or the Statement of Additional Information have occurred, with respect to the Met/American Growth Portfolio, Met/American Growth-Income Portfolio, Met/American International Portfolio and Met/American Bond Portfolio, since November 14, 2003, the effective date of the Trust's Post-Effective Amendment No. 11.

     Any questions or comments with respect to this filing may be directed to the undersigned at (202) 775-1200.

                                                Very truly yours,


                                                /s/Robert N. Hickey
                                                Robert N. Hickey
Enclosures
cc:      Elizabeth M. Forget
         Richard C. Pearson, Esq.